Exhibit 99.1
Press Release Dated May 6, 2011

‘Buy and Dry’ Declared Not Future of Colorado Water by Two Rivers President Gary Barber

Date: Friday, May 6, 2011

Gary Barber of Two Rivers Water Company (OTC QB: TURV, www.2riverswater.com), spoke with the “Colorado Agriculture News Network” this week. The President and Chief Operating Officer of the Colorado-based water and farming resources development firm discussed Two River’s future in the Arkansas River basin along the Front Range of Colorado.
Mr. Barber spoke about Two Rivers’ Rotational Farm Fallowing strategy which allows the transfer of water from farmland to municipalities in need of water, without drying up the farmland.

“There’s a great deal of enthusiasm for keeping water on farms. Our [State’s] history has been ‘Buy and Dry’ and that’s not Two River’s future if we want to retain the economic and aesthetic values of our landscape. Rotational Farm Fallowing is the only way Two Rivers will move water into the municipal system,” said Barber. The system, Barber explained, rotates land usage for crops and splits water usage for municipalities.

Gary Barber has over 15 years of experience in managing and developing water assets in the western United States. He is the current Chairman of the Arkansas Basin Roundtable which was established by the Colorado Water for the 21st Century Act to facilitate discussions on water management issues and encourage locally driven collaborative solutions amongst the nine major river basins in Colorado. Mr. Barber served as Manager of the El Paso County Water Authority for the past ten years. Mr. Barber has formed and operated three water Special Districts in the State of Colorado. Mr. Barber is a graduate of the United States Air Force Academy.

Two Rivers Water Company based in Denver, Colorado is focused on acquiring and developing water and irrigated farming assets in Colorado and the western U.S. The cornerstone of the company’s strategy is to acquire accretive assets by re-aggregating water rights and re-applying them to formerly irrigated farmland in sufficient quantities to produce high yield exchange-traded grain crops or organic dairy feed (corn, wheat, and alfalfa). Their website can be found at www.2riverswater.com.

The “Colorado Agriculture News Network” provides information to producers, Ag industry affiliates, and consumers in general to help people make decisions on and off farms. With a network of 17 syndicated radio stations throughout the Colorado area, the “Colorado Agriculture News Network” provides three daily programs to their affiliate stations.

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.    Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:  John McKowen
Two Rivers Water Company
Symbol TURV, OTCPK
Phone:  +1 (303) 222-1000
Email:  jmckowen@2riverswater.com

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